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       Dauphin Deposit                                                   NEWS
           Corporation
     213 Market Street
 Harrisburg, Pa. 17101



FOR IMMEDIATE RELEASE                                CONTACT: N. Bruce Pinto
May 26, 1994                                                  Vice President
                                                              (717) 255-2066


            DAUPHIN DEPOSIT TO ACQUIRE EASTERN MORTGAGE SERVICES

     Harrisburg, PA, May 26, 1994...Dauphin Deposit Corporation announced today that it will acquire all of the stock of Eastern Mortgage Services, Inc.
(EMS), a closely held mortgage banking company headquartered in Trevose, Pennsylvania.

     According to the definitive agreement, Dauphin will pay approximately $20 million in cash for EMS, subject to closing valuations and adjustments. The transaction is expected to close in early July, pending various state and regulatory approvals as well as approvals by investors for whom EMS services approximately $687,000,000 of first mortgage loans on residential property. EMS does no commercial mortgage lending.

     EMS, primarily serving the eastern Pennsylvania and New Jersey markets, originated $917,000,000 of first mortgages in 1993, of which 65% were purchase money mortgages. Its servicing portfolio grew by 73% last year. Marvin Bank, managing director and chief executive officer of EMS and one of EMS' significant


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shareholders, will continue in the position of CEO of EMS after the acquisition.

     Mr. William J. King, chairman and chief executive officer of Dauphin, said, "We are pleased to add this quality mortgage banking company as Dauphin continues to grow and expand. EMS will strengthen and strategically broaden Dauphin's mortgage operations, primarily into new markets contiguous to our trading area. EMS is in the right geography and a good size for us. We see many synergies from this combination, among them: investment opportunities in mortgages, an expanded geographic market area, lower cost of financing for EMS and improved information systems technologies."

     Mr. Bank said, "We are excited by the opportunities that the new capital and technologies will bring to EMS. We believe this will enable us to expand our market share and our servicing portfolio. We also feel that this combination will allow us to broaden our product offering and market penetration while improving service to the Dauphin customer base."

     Dauphin Deposit Corporation, headquartered in Harrisburg, PA, is the leading independent bank holding company in Central Pennsylvania and is the parent company of Dauphin Deposit Bank and Trust Company, which includes the Bank of Pennsylvania and Valleybank Divisions, and Farmers Bank and Trust Company of Hanover. Other subsidiaries of Dauphin are: Hopper Soliday &

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Co., Inc.; Dauphin Life Insurance Company; Dauphin Investment Company; Farmers
Mortgage Corporation; Farmers Maryland, Inc.; Financial Realty, Inc.; and FARMCO Realty, Inc.


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